Exhibit 99.1

MRI INTERVENTIONS REPORTS 2013 FINANCIAL RESULTS

MEMPHIS, Tenn., March 20, 2014 – MRI Interventions, Inc. (OTCQB: MRIC), a commercial stage medical device company focused on creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart, announced today its financial results for the fourth quarter and year ended December 31, 2013.

Management Comments

“Our operational results for MRI Interventions in 2013 were very strong. We are pleased to report that our 2013 product revenues grew 149% over the prior year and that product revenues for the quarter grew 227% over the fourth quarter of 2012. During the fourth quarter, our product revenues were $1.1 million, which represents the first quarter in which our product revenues exceeded one million dollars,” said Kimble Jenkins, CEO of MRI Interventions. “We achieved record product revenues for the quarter and for the year from both disposable product sales and capital product sales.”

“We were successful in building out the sales and clinical support team needed for the ongoing growth of our business. We significantly expanded our marketing capabilities, which is enabling us to reach more neurosurgeons, referring neurologists and patients regarding ClearPoint. We made a number of enhancements to our ClearPoint system, and we added new components to our ClearPoint product offering. Furthermore, we bolstered our internal development capabilities, including the addition of two fully dedicated software developers,” said Jenkins.

Jenkins continued, “We significantly expanded our ClearPoint footprint in 2013, increasing the number of installed sites by more than 50%, and ending the fourth quarter with a total of 31 sites. We are proud that our ClearPoint installed base includes many of the most respected neurosurgical centers in the United States. Additionally, in 2013 we firmly established ClearPoint as a platform system, enabling neurosurgeons to perform a wide range of neurosurgical procedures on a diverse and growing patient population.”

“We ended the year with strong momentum in our ClearPoint neuro business. Subsequent to year end, we announced a significant progression in our relationship with Siemens Healthcare, an exclusive arrangement that positions us to enter the large cardiac EP market in close partnership with a major healthcare company. In addition, we recently announced that we have secured commitments for $3.5 million in a private notes offering. This funding will provide us cash to execute our business plan,” said Jenkins. “We are very pleased with all we accomplished in 2013, and we look forward to a successful 2014.”

Additional 2013 Highlights

Expanded the Company’s sales, clinical support and marketing capabilities

●	Expanded ClearPoint sales and clinical support capabilities through increased headcount with experienced, seasoned professionals

●	Expanded the Company’s conference presence by exhibiting at:

-	American Academy of Neurology Annual Meeting	-	Intraoperative Imaging Society Annual Meeting
-	Winter Clinics for Cranial & Spinal Surgery	-	Targeted Drug Delivery Conference
-	Congress of Neurological Surgeons Annual Meeting	-	American Association of Neurological Surgeons Annual Meeting

●

Launched ClearPoint public relations and awareness campaign, resulting in over 25 stories about the ClearPoint system by news outlets such as Bloomberg Businessweek, Fox Health and MIT Technology Review

●	Launched new patient-facing website

●	Launched the ClearPoint Symposium program, an in-depth training seminar for neurosurgeons on use of the ClearPoint technology

●	Exhibited at first patient-facing event focused on education, awareness and support

●	Initiated nationwide outreach to referring neurologists in proximity to existing and targeted ClearPoint sites

Continued to build and expand the ClearPoint platform

●	Increased the ClearPoint installed base, ending the year with 31 sites

●	Further established ClearPoint as a broad platform enabling a range of neurosurgical procedures, including DBS electrode placement, laser ablation, direct drug delivery, biopsy and shunt placement

●

Enhanced the ClearPoint system and introduced several new ClearPoint product components, including the SmartFlow large bore cannula, the SmartTwist MRI-compatible hand drill and the ClearPoint adjustable head stabilization device

●	Added to the library of clinical data supporting the ClearPoint system through physician presentations at:

-	World Society for Stereotactic and Functional Neurosurgery Quadrennial Meeting	-	American Association of Neurological Surgeons Annual Meeting
-	International Congress of Parkinson's Disease and Movement Disorders	-	Congress of Neurological Surgeons Annual Meeting
-	Targeted Drug Delivery Conference

●	Expanded ClearPoint’s involvement in drug delivery trials, bringing the total to five

Brought additional healthcare expertise to the Company’s Board of Directors

●	Added Dr. Philip Pizzo, former Dean of the Stanford University School of Medicine, to the Company’s Board of Directors

●	Subsequent to the end of the year, added medical device industry veterans Maria Sainz and Timothy Richards to the Board of Directors

Financial Review

Quarter Ended December 31, 2013

Product revenues were $1.1 million for the quarter ended December 31, 2013, compared to $339,000 for the same period in 2012, an increase of 227%. Disposable component revenues were $562,000 for the quarter ended December 31, 2013, compared with $308,000 for the same period in 2012, representing growth of 82%. Capital product sales were $545,000 in the fourth quarter of 2013, compared to $31,000 in the quarter ended December 31, 2012. Service revenues related to contract product development decreased from $127,000 in the fourth quarter of 2012 to $16,000 for the same period in 2013. The Company also recorded other service revenues of $54,000 during the quarter ended December 31, 2013, related primarily to installation services and service agreements. License fee revenues of $1.4 million were recorded in the fourth quarter of 2012, while no license fee revenues were recorded in the fourth quarter 2013. Those revenues related to license fees received in prior years that were deferred and recognized over time. The revenue recognition period for those license fees ended in March 2013, and therefore all related license fee revenues previously deferred were recognized as of the end of the first quarter of 2013. In the aggregate, the Company recorded revenues of $1.2 million for the quarter ended December 31, 2013, compared to $1.9 million for the same period in 2012, with the decline driven by the expiration of the revenue recognition period for the license fees the Company received in prior years.

Research and development costs were $684,000 for the quarter ended December 31, 2013, compared to $735,000 for the same period in 2012. The primary driver for the decrease related to lower software development expenditures.

Selling, general and administrative expenses were $2.0 million for the quarter ended December 31, 2013, compared to $1.4 million for the same period in the prior year. The increase resulted primarily from investments in the field sales and clinical support functions.

Net other income was $485,000 for the quarter ended December 31, 2013, compared to net other income of $1.5 million for the same period in 2012. The decrease is almost exclusively attributable to the change in the fair value of derivative liabilities associated with warrants issued by the Company in connection with equity financings.

Net interest expense for the quarter ended December 31, 2013 was $133,000, compared with $83,000 for the same period in 2012.

For the quarter ended December 31, 2013, the Company's net loss was $1.7 million, compared to net income of $958,000 for the same period in 2012. That net income was impacted by the $1.4 million in license fee revenues and the $1.5 million gain on the change in the fair value of derivative liabilities that were recorded in the fourth quarter of 2012, both of which were non-cash items.

Year Ended December 31, 2013

Product revenues totaled $2.9 million for the year ended December 31, 2013, compared to $1.2 million in 2012, an increase of 149%. Disposable component revenues were $1.8 million for the year ended December 31, 2013, compared with $1.0 million in 2012, representing growth of 75%. Capital product sales were $1.1 million in the year ended December 31, 2013, compared to $150,000 in 2012. Development service revenues related to contract product development decreased from $541,000 in the year ended December 31, 2012 to $284,000 in 2013. The Company also recorded other service revenues of $82,000 during the year ended December 31, 2013, related primarily to installation services and service agreements. License fee revenues of $650,000 recorded during the year ended December 31, 2013 were down from $3.3 million recorded in 2012. These revenues related to license fees the Company received in prior years that were deferred and recognized over time. The last of these license fee revenues were recognized in the first quarter of 2013. In the aggregate, the Company recorded revenues of $3.9 million for the year ended December 31, 2013, compared to $5.1 million for the same period in 2012, with the decline attributable to the expiration of the revenue recognition period for the license fees the Company received in prior years.

Research and development costs were $2.9 million for the year ended December 31, 2013, compared to $2.5 million in 2012. The primary driver for the year over year change was an increase in funding of sponsored research.

Selling, general and administrative expenses were $7.1 million for the year ended December 31, 2013, compared to $6.0 million in the prior year. This increase, again, relates to investments in the field sales and clinical support functions. The increase was partially offset by a decrease in share-based compensation expense.

Net other income was $864,000 for the year ended December 31, 2013, compared to net other expense of $168,000 million in 2012. Net other income was recorded in 2013 as a result of gains of $1.7 million associated with the change in the fair value of derivative liabilities and $477,000 related to negotiated reductions in amounts due to service providers. These gains were partially offset by a $1.4 million loss resulting from a loan modification. Net other expense for the year ended December 31, 2012 related to a loss arising from the change in the fair value of derivative liabilities.

Net interest expense for the year ended December 31, 2013 was $475,000, compared with $2.6 million in 2012. Approximately $2.0 million of the interest expense during the year ended December 31, 2012 related to the write-off of debt discounts and deferred financing costs associated with convertible notes that converted into shares of the Company's common stock in February 2012 when the Company became a public reporting company.

For the year ended December 31, 2013, the Company's net loss was $7.1 million ($0.12 per share), compared to a net loss of $5.9 million ($0.15 per share) in 2012.

The Company had a cash balance of $3.5 million at December 31, 2013.

Financial Tables

Summarized financial information for the quarters and years ended December 31, 2013 and 2012 is presented below. Further information concerning the Company’s financial condition and results of operations for the years ended December 31, 2013 and 2012 will be included in its Annual Report on Form 10-K to be filed with the Securities and Exchange Commission.

MRI INTERVENTIONS, INC.

Condensed Statements of Operations

(unaudited)

	Quarters Ended December 31,		Years Ended December 31,
	2013	2012	2013	2012

Revenues:
Product and service revenues	$1,176,430	$466,274	$3,280,575	$1,711,861
Related party license revenues	-	1,396,374	650,000	3,346,374
Total revenues	1,176,430	1,862,648	3,930,575	5,058,235
Costs and operating expenses:
Cost of product revenues	533,543	163,906	1,421,148	555,703
Research and development costs
Research and development costs	684,338	735,250	2,922,912	2,484,503
Reversal of R&D obligation	-	-	-	(882,537)
Selling, general, and administrative	2,026,772	1,444,762	7,061,286	6,029,844
Total costs and operating expenses	3,244,653	2,343,918	11,405,346	8,187,513
Operating loss	(2,068,223)	(481,270)	(7,474,771)	(3,129,278)
Other income (expense):
Other income, net	485,309	1,522,466	863,792	(167,785)
Interest expense, net	(132,868)	(83,253)	(475,295)	(2,580,655)
Net loss	$(1,715,782)	$957,943	$(7,086,274)	$(5,877,718)
Net loss per common share:
Basic and diluted			$(0.12)	$(0.15)
Weighted average shares outstanding:
Basic and diluted			57,261,713	40,374,048

The SmartFrame targeting device is an MRI-compatible trajectory frame that serves as the centerpiece of the ClearPoint system’s disposable components. Depending on the type of neurological procedure being performed, a ClearPoint procedure will utilize either one or two SmartFrame kits. The Company sold 102 SmartFrame kits during the quarter ended December 31, 2013.

MRI INTERVENTIONS, INC.

Condensed Balance Sheets

(unaudited)

	December 31,
	2013	2012
ASSETS
Current Assets:
Cash and cash equivalents	$3,516,244	$1,620,005
Accounts receivable	770,352	445,432
Inventory	1,477,161	899,702
Other current assets	174,870	110,873
Total current assets	5,938,627	3,076,012
Property and equipment, net	903,160	1,287,115
Other assets	1,031,283	1,188,619
Total assets	$7,873,070	$5,551,746
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
Accounts payable and accrued expenses	$1,897,303	$3,416,461
Derivative liabilities	3,747,858	2,129,091
Deferred revenue	106,859	762,725
Notes payable*	4,338,601	-
Total current liabilities	10,090,621	6,308,277

Other accrued liabilities	531,830	574,722
Notes payable, net of unamortized discounts	4,084,588	6,534,150
Total liabilities	14,707,039	13,417,149
Stockholders' deficit	(6,833,969)	(7,865,403)
Total liabilities and stockholders' deficit	$7,873,070	$5,551,746

* Notes payable in the amount of $4,338,601 were cancelled in March 2014 in connection with the Company’s sale of certain intellectual property. The Company will record a gain of $4,338,601 associated with this transaction during the first quarter of 2014.

Conference Call

There will be a conference call today at 4:30 p.m. Eastern Time. To listen to the conference call, please dial 877-407-9034 from the United States or Canada, or 201-493-6737 from other international locations. A playback of the call will be available through March 27, 2014, and may be accessed by dialing 877-660-6853 from the United States or Canada, or 201-612-7415 from other international locations, and referencing Conference ID 413671. Additionally, you may access the live or archived webcast of the conference call on the Company's website at http://ir.stockpr.com/mriinterventions/ir-calendar.

About MRI Interventions, Inc.

Founded in 1998, MRI Interventions is creating innovative platforms for performing the next generation of minimally invasive surgical procedures in the brain and heart. Utilizing a hospital’s existing MRI suite, the company’s FDA-cleared and CE-marked ClearPoint® system is designed to enable a range of minimally invasive procedures in the brain. In partnership with Siemens Healthcare, MRI Interventions is developing the ClearTrace® system to enable MRI-guided catheter ablations to treat cardiac arrhythmias, including atrial fibrillation. Building on the imaging power of MRI, the company’s interventional platforms strive to improve patient care while reducing procedure costs and times. For more information, please visit www.mriinterventions.com.

Forward-Looking Statements

Certain matters in this press release may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often can be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “should,” “will,” “would,” or the negative of these words or other words of similar meaning. Forward-looking statements by their nature address matters that, to different degrees, are uncertain and involve risk. Uncertainties and risks may cause MRI Interventions’ actual results and the timing of events to differ materially from those expressed in or implied by MRI Interventions’ forward-looking statements. Particular uncertainties and risks include, among others: demand and market acceptance of our products; our ability to successfully expand, and achieve full productivity from, our sales and clinical support capabilities; availability of reimbursement from third party payors for procedures utilizing our products; the sufficiency of our cash resources to maintain planned commercialization efforts and research and development programs; our ability to successfully complete the development of, and to obtain regulatory clearance or approval for, our ClearTrace system; future actions of the FDA or any other regulatory body that could impact product development, manufacturing or sale; our ability to protect and enforce our intellectual property rights; our dependence on collaboration partners; the impact of competitive products and pricing; and the impact of the commercial and credit environment on us and our customers and suppliers. More detailed information on these and additional factors that could affect MRI Interventions’ actual results are described in our filings with the Securities and Exchange Commission, including, without limitation, the quarterly report on Form 10-Q filed on November 13, 2013. Except as required by law, MRI Interventions undertakes no obligation to publicly update or revise any forward-looking statements contained in this press release to reflect any change in MRI Interventions’ expectations or any change in events, conditions or circumstances on which any such statements are based.

Contact Information:

MRI Interventions, Inc.

David Carlson, CFO

901-522-9300